Exhibit (a)(5)

Contact:

Jack Howarth, Vice President, Investor Relations

908-429-8350

FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS, INC. ANNOUNCES OFFER TO PURCHASE ANY AND ALL OF ITS

OUTSTANDING 1 1/4% CONVERTIBLE SENIOR NOTES DUE 2026 THROUGH A TENDER OFFER

BRISTOL, TENNESSEE, January 31, 2011 – King Pharmaceuticals, Inc. (NYSE: KG) (the “Company”) announced today that it has commenced a tender offer (the “Convertible Notes Tender Offer”) to repurchase, at the option of each holder, any and all of its outstanding 1 1/4% Convertible Senior Notes Due 2026 (the “Convertible Notes”). The Company is offering to repurchase any and all of the $400,000,000 aggregate principal amount of the Convertible Notes outstanding, at par plus accrued and unpaid interest to, but excluding, the purchase date. Tenders of the Convertible Notes must be made prior to the expiration of the Convertible Notes Tender Offer and may be withdrawn at any time prior to the expiration of the Convertible Notes Tender Offer through compliance with the proper withdrawal procedures outlined in the Fundamental Change Notice and Offer to Purchase dated January 31, 2011 (the “Fundamental Change Notice”). The Company is required to make the Convertible Notes Tender Offer pursuant to the terms of the Indenture governing the Convertible Notes due to the change of control resulting from the acquisition by Pfizer Inc. (“Pfizer”) of approximately 92.5% of the Company’s outstanding common stock through a separate tender offer.

The Convertible Notes Tender Offer began today, Monday, January 31, 2011, and will expire at 11:59 p.m., New York City time, on Monday, February 28, 2011. Upon the terms and subject to the conditions of the Convertible Notes Tender Offer, holders of the Convertible Notes will have the opportunity to tender any or all of their Convertible Notes, at par plus accrued and unpaid interest to, but excluding, the purchase date.

The Company also has notified Holders that the Convertible Notes are convertible, at the option of the Holder, at any time until thirty (30) days following the effective date of the anticipated merger (the “Merger”) of a wholly-owned subsidiary of Pfizer (“Merger Sub”), with and into, the Company, with the Company surviving the Merger as a wholly owned subsidiary of Pfizer. Following the Merger, if the common stock, no par value, of the Company (the “Common Stock”) is no longer traded on the New York Stock Exchange (the “NYSE”), the right of each Holder to exercise this conversion right will continue for as long as the Common Stock continues to not be listed on the NYSE, which delisting the Company anticipates will continue indefinitely.

None of the Company, Pfizer, Merger Sub, the Company’s, Pfizer’s or Merger Sub’s respective boards of directors, employees, advisors or representatives, or the trustee, paying agent and conversion agent for the Convertible Notes Tender Offer, is making any recommendations to noteholders as to whether to tender or refrain from tendering their Convertible Notes in the Convertible Notes Tender Offer, or to exercise their conversion rights (if at all). Holders of Convertible Notes must decide how many Convertible Notes they will tender or convert, if any. The terms and conditions of the Convertible Notes Tender Offer will be described in the Fundamental Change Notice and related materials to be distributed to holders of the Convertible Notes.

The Trustee, Paying Agent and Conversion Agent for the Convertible Notes Tender Offer is The Bank of New York Mellon Trust Company, N.A. The Fundamental Change Notice detailing the purchase option and the conversion rights is being sent by the Trustee on behalf of the Company to DTC as sole record owner of Convertible Notes. Copies of the Fundamental Change Notice and additional information related to the procedures for the purchase option and exercising the conversion rights may be obtained from the Trustee by calling (212) 815-3687.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE CONVERTIBLE

NOTES. THE CONVERTIBLE NOTES TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE FUNDAMENTAL CHANGE NOTICE AND RELATED MATERIALS THAT THE COMPANY WILL DISTRIBUTE TO ITS NOTEHOLDERS AFTER THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS “SCHEDULE TO” AND FUNDAMENTAL CHANGE NOTICE. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE FUNDAMENTAL CHANGE NOTICE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONVERTIBLE NOTES TENDER OFFER. AFTER KING FILES ITS “SCHEDULE TO” AND FUNDAMENTAL CHANGE NOTICE WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2011, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE FUNDAMENTAL CHANGE NOTICE AND OTHER DOCUMENTS THAT KING WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., THE TRUSTEE, PAYING AGENT AND CONVERSION AGENT FOR THE CONVERTIBLE NOTES TENDER OFFER, AT (212) 815-3687. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONVERTIBLE NOTES TENDER OFFER.

About King Pharmaceuticals, Inc.

King Pharmaceuticals, Inc., headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience and hospital. King’s wholly owned subsidiary, Alpharma, LLC, is also a leader in the development, registration, manufacture and marketing of pharmaceutical products for food producing animals.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K, as added to or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors” and unexpected delays or impediments to the merger of King and a wholly-owned subsidiary of Pfizer Inc. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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EXECUTIVE OFFICES

KING PHARMACEUTICALS, INC.

501 FIFTH STREET, BRISTOL, TENNESSEE 37620